Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Wayfair Inc. of our report dated February 19, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Wayfair Inc.'s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
May 22, 2026